Exhibit 3.1

I, Betty Ireland, Secretary of State of the
 State of West Virginia, hereby certify that

ROCKIES REGION 2007 LIMITED PARTNERSHIP
Control Number: 94011

has filed its application for "Certificate of Limited Partnership" in my office according to the provisions of the West Virginia Code. I hereby declare the organization to be registered as a limited partnership from its effective date of May 22, 2007 until a certificate of cancellation has been filed with Secretary of State.

Therefore, I hereby issue this

CERTIFICATE OF LIMITED PARTNERSHIP

Given under my hand and the Great Seal of the State of West Virginia on this day of May 22, 2007 /s/ Betty Ireland Secretary of State